As filed with the Securities and Exchange Commission on January 21, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIRST WAVE BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)
Delaware	2834	46-4993860
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
777 Yamato Road, Suite 502
Boca Raton, Florida 33431
(561) 589-7020
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
James Sapirstein, President, Chief Executive Officer and Chairman
First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, Florida 33431
(561) 589-7020
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to
James O’Grady, Esq.
Michael J. Lerner, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 262-6700
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share	624,025	$1.37(2)	$854,914	$80
(1)
Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)
Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, calculated on the basis of the average of the high and low prices per share of the registrant’s common stock as reported by The Nasdaq Capital Market on January 18, 2022.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 21, 2022

624,025 Shares of Common Stock
This prospectus relates to the resale of up to 624,025 shares of First Wave BioPharma, Inc. (the “Company,” “we,” “our” or “us”) common stock, par value $0.0001 per share, by the selling stockholders listed in this prospectus or their permitted transferees (the “Selling Stockholders”). The shares of common stock registered for resale pursuant to this prospectus include 624,025 shares of common stock issued as part of the merger consideration under an Agreement and Plan of Merger, dated September 13, 2021, by and among us, Alpha Merger Sub, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), First Wave Bio, Inc., a Delaware corporation (“First Wave Bio”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the stockholders and option holders (the “Representative”) of First Wave Bio (the “Merger Agreement”), pursuant to which we acquired First Wave Bio through the merger of Merger Sub with and into First Wave Bio (the “First Wave Acquisition” or the “Merger”), with First Wave Bio surviving the merger as the surviving entity.
We are registering the shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Except as otherwise indicated, all share and per share information in this prospectus gives effect to the reverse stock split of our outstanding common stock, which was effected at a ratio of 1-for-10 as of 12:01 a.m. Eastern Time on Monday, September 13, 2021 (the “Reverse Stock Split”).
The Selling Stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See Plan of Distribution on page 15 of this prospectus for more information about how the Selling Stockholders may sell the shares of common stock being registered pursuant to this prospectus. The Selling Stockholders may be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
We will pay the expenses incurred in registering the shares, including legal and accounting fees. See Plan of Distribution on page 15 of this prospectus.
Our common stock is currently listed on The Nasdaq Capital Market under the symbol “FWBI”. On January 20, 2022, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.32.
Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2022.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to “First Wave BioPharma”, “AzurRx”, “Company”, “we”, “us”, “our” or similar references mean First Wave BioPharma, Inc. and its subsidiaries on a consolidated basis. References to “First Wave BioPharma” refer to First Wave BioPharma, Inc. on an unconsolidated basis. References to “AzurRx SAS” refer to AzurRx SAS, First Wave BioPharma’s wholly-owned subsidiary through which we conduct our European operations. References to “First Wave Bio” refer to First Wave Bio, Inc., First Wave BioPharma’s wholly-owned subsidiary.
Overview
We are engaged in the research and development of targeted, non-systemic therapies for the treatment of patients with gastrointestinal (“GI”) diseases. Non-systemic therapies are non-absorbable drugs that act locally, i.e. the intestinal lumen, skin or mucosa, without reaching an individual’s systemic circulation.
We are currently focused on developing our pipeline of gut-restricted GI clinical drug candidates, including niclosamide, an oral small molecule with anti-viral and anti-inflammatory properties, and the biologic adrulipase (formerly MS1819), a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients.
Our niclosamide programs leverage proprietary oral and topical formulations to address multiple GI conditions, including inflammatory bowel diseases (“IBD”) indications and viral diseases. We are currently advancing two separate clinical programs of our niclosamide formulations, which are currently in Phase 2 clinical trials including FW-COV for Severe Acute Respiratory Syndrome Coronavirus 2 (“COVID-19”) GI infections, and FW-UP for ulcerative proctitis (“UP”) and ulcerative proctosigmoiditis (“UPS”).
We are further developing FW-ICI-AC for Immune Checkpoint Inhibitor-associated colitis (“ICI-AC”) and diarrhea in advanced stage oncology patients, which received U.S. Food and Drug Administration (“FDA”) clearance for the investigational new drug (“IND”) application filed in September 2021, and two pre-IND programs of our niclosamide therapies for additional IBD indications, including FW-UC for ulcerative colitis (“UC”) and FW-CD for Crohn’s disease (“CD”).
Our adrulipase programs are focused on the development of an oral, non-systemic, biologic capsule for the treatment of exocrine pancreatic insufficiency (“EPI”) in patients with cystic fibrosis (“CF”) and chronic pancreatitis (“CP”). Our goal is to provide CF and CP patients with a safe and effective therapy to control EPI that is non-animal derived and offers the potential to dramatically reduce their daily pill burden.
We are developing our drug candidates for a host of GI diseases where there are significant unmet clinical needs and limited therapeutic options, resulting in painful, life threatening and discomforting consequences for patients. Our mission is to help protect the health and restore quality of life for the millions of people afflicted by these GI diseases.
Recent Developments
Nasdaq Notice
On November 26, 2021, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1), because our stockholders’ equity of $(6,969,988) as reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2021 was below the required minimum of $2.5 million, and because, as of November 24, 2021, we did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
On January 10, 2022, we submitted to Nasdaq a plan to regain compliance with Listing Rule 5550(b)(1). If Nasdaq accepts our plan, Nasdaq may grant an extension of up to 180 calendar days from November 26, 2021, or through May 25, 2022, to regain compliance. If Nasdaq does not accept our plan, we will have the right to appeal such decision to a Nasdaq hearings panel.

Corporate Information
We were incorporated on January 30, 2014 in the State of Delaware. In June 2014, we acquired 100% of the issued and outstanding capital stock of AzurRx SAS. In September 2021, we acquired First Wave Bio through a merger transaction, and changed our name to First Wave BioPharma, Inc. Our principal executive offices are located at 777 Yamato Road, Suite 502, Boca Raton, Florida 33431. Our telephone number is (561) 589-7020. We maintain a website at www.firstwavebio.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

The Offering
Shares of common stock offered by the Selling Stockholders
624,025 shares of common stock
Use of proceeds
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholders.
Terms of this offering
The Selling Stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.
Nasdaq symbol
Our common stock is listed on The Nasdaq Capital Market under the symbol “FWBI”.
Risk Factors
Investing in our securities involves significant risks. Before making a decision whether to invest in our securities, please read the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus, the documents we have incorporated by reference herein, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, including the shares of common stock offered by this prospectus, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business, results of operations or financial condition and prospects could be harmed. In that event, the market price of our common stock and the value of the warrants could decline, and you could lose all or part of your investment.
Risks Related to Our Common Stock
Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our common stock.
Our common stock is currently listed for trading on the Nasdaq Capital Market. We must satisfy Nasdaq Capital Market’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $2.5 million or risk delisting, which would have a material adverse effect on our business. A delisting of our common stock from the Nasdaq Capital Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.
On November 26, 2021, we received notice from the Listing Qualifications Staff of Nasdaq indicating that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1) because our stockholders’ equity of $(6,969,988) as reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2021 was below the required minimum of $2.5 million, and because, as of November 24, 2021, we did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
On January 10, 2022, we submitted to Nasdaq a plan to regain compliance with Listing Rule 5550(b)(1). If Nasdaq accepts our plan, Nasdaq may grant an extension of up to 180 calendar days from November 26, 2021, or through May 25, 2022, to regain compliance. If Nasdaq does not accept our plan, we will have the right to appeal such decision to a Nasdaq hearings panel.
If our common stock were delisted from Nasdaq, trading of our common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

The limited public market for our securities may adversely affect an investor’s ability to liquidate an investment in us.
Although our common stock is currently listed on the Nasdaq Capital Market, there is limited trading activity. We can give no assurance that an active market will develop, or if developed, that it will be sustained. If an investor acquires shares of our common stock, the investor may not be able to liquidate our shares should there be a need or desire to do so.
The market price of our common stock may be volatile which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the offering price.
You may be unable to sell your shares of common stock at or above the offering price. The market price for our common stock has been and may continue to be volatile and subject to wide fluctuations in response to factors including the following:
•	sales or potential sales of substantial amounts of our common stock;
•	delay or failure in initiating or completing pre-clinical or clinical trials or unsatisfactory results of these trials;
•	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;
•	developments concerning our licensors or product manufacturers;
•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
•	conditions in the pharmaceutical or biotechnology industries;
•	governmental regulation and legislation;
•	variations in our anticipated or actual operating results;
•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations; foreign currency values and fluctuations; and
•	overall economic conditions.
Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.
We have never paid and do not intend to pay cash dividends on our common stock. As a result, capital appreciation, if any, will be your sole source of gain.
We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. Our Series B Preferred Stock carries a cumulative dividend rate of 9.0% per year, which is cumulative and continues to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefor. We may pay such dividends at our option either in cash or in kind in additional shares of preferred stock. We do not expect to pay any dividends in cash and have paid accrued dividends in kind in additional shares of preferred stock to date. In addition, the terms of existing and future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.
Provisions in our restated certificate of incorporation, our restated by-laws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.
Provisions of our restated certificate of incorporation, our restated by-laws and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include:
•	the inability of stockholders to call special meetings; and

•
the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years, has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.
Requirements associated with being a public company will increase our costs significantly and will divert significant company resources and management attention.
Since we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are no longer able to take advantage of certain exemptions from various reporting requirements that were previously available to us, but which were not available to other public companies that are not emerging growth companies. Accordingly, we will be required to comply with increased disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, we will incur greater expenses associated with such reporting requirements. These expenses would further increase if we ceased to be a “smaller reporting company.” In addition, if we are deemed an accelerated filer or large accelerated filer in the future, we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have not yet completed the process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion when required to do so. In that regard, we currently do not have an internal audit function, and we will need to hire or contract for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.
Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we may incur as a result of this.
Having availed ourselves of scaled disclosure available to smaller reporting companies, we cannot be certain if such reduced disclosure will make our common stock less attractive to investors.
Under Rule 12b-2 of the Exchange Act, a “smaller reporting company” is a company that is not an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and, according to the amended definition effective September 10, 2018, had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter or, if such public float is less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year. Smaller reporting companies are permitted to provide simplified executive compensation disclosure in their filings; and they have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. We qualify as a smaller reporting company. For as long as we continue to be a smaller reporting company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of those respective classifications. Decreased disclosure in our SEC filings as a result of our having availed ourselves of scaled disclosure may make it harder for investors to analyze our results of operations and financial prospects.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.
The trading market for our shares is influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.
We currently have Series B Preferred Stock outstanding. Our certificate of incorporation authorizes our Board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.
Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board also has the authority to issue preferred stock without further stockholder approval.
We currently have approximately 662.25 shares of Series B Preferred Stock outstanding with a stated value of $7,700 per share, which are currently convertible at the holder’s option at any time, together with any accrued but unpaid dividends thereon, into shares of common stock at a conversion price of $7.70 per share, subject to certain adjustments.
Our Series B Preferred Stock gives its holders the preferred right to our assets upon liquidation and the right to receive dividend payments at 9.00% per annum before dividends are distributed to the holders of common stock, among other things. In addition, in the event we effect any issuance of common stock or common stock equivalents for cash consideration, or a combination of units thereof, the holders of the Series B Preferred Stock have the right, subject to certain exceptions, at their option, to exchange (in lieu of cash subscription payments) all or some of the Series B Preferred Stock then held (with a value per share of the Series B Preferred Stock equal to the Series B Stated Value plus accrued and unpaid dividends thereon) for any securities or units issued in such issuance on a dollar-for-dollar basis. The holders of the Series B Preferred Stock, voting as a separate class, also have customary consent rights with respect to certain corporate actions, including the issuance of an increased number of shares of Series B Preferred Stock, the establishment of any capital stock ranking senior to or on parity the Series B Preferred Stock as to dividends or upon liquidation, the incurrence of indebtedness, and certain changes to our Charter or Bylaws including other actions.
Our obligations to the holders of the Series B Preferred Stock and Series C Preferred Stock could limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition and hinder the accomplishment of our corporate goals.
In addition to the Series B Preferred Stock and Series C Preferred Stock, our Board could authorize the issuance of additional series of preferred stock with such rights preferential to the rights of our common stock, including the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.
As a result of the “most favored nation” in the Certificate of Designations, Powers, Preferences and Rights of the Series B Preferred Stock (the “Series B Certificate of Designations”), we may be required to issue additional securities to the investors who purchased shares of our Series B Preferred Stock and related warrants to purchase shares of our common stock in a private placement in July 2020.
On July 16, 2020, we consummated a private placement offering (the “Series B Private Placement”) in which we issued an aggregate of approximately 2,912.58 shares of Series B Preferred Stock, at a price of $7,700.00 per share, initially convertible into an aggregate of 2,912,509 shares of common stock at $7.70 per share, together with warrants to purchase an aggregate of 1,456,209 shares of common stock at an exercise price of $8.50 per share. The Series B Preferred Stock carries a cumulative dividend at a rate of 9.0% per annum, payable at our option either in cash or in kind in additional shares of Series B Preferred Stock. As a result of previous conversions and exchanges, as of January 19, 2022, 662.25 shares of Series B Stock currently remain outstanding, with an aggregate stated value of approximately $5,099,341, plus accrued and unpaid dividends through such date of approximately $481,573, and conversion price of $7.70 per share.

Under the Series B Certificate of Designations, in the event we effect any issuance of common stock or common stock equivalents for cash consideration, or a combination of units thereof (a “Subsequent Financing”), each holder of the Series B Preferred Stock has the right to exchange the stated value, plus accrued and unpaid dividends, of the Series B Preferred Stock for any securities issued in the Subsequent Financing, in lieu of any cash subscription payments therefor (the “Exchange Right”). As a result of our registered direct offering and private placement consummated in January 2021, as of January 19, 2022, we may be required to issue in the aggregate up to 7,441.22 additional shares of Series C Preferred Stock that are currently convertible into up to 744,100 underlying shares of common stock, together with warrants to purchase up to an additional 744,100 shares of our common stock, to any holders of Series B Preferred Stock who elect to exercise their Exchange Right in connection with that offering. Alternatively, as a result of sales of additional shares of common stock at a price of $2.1657 pursuant to our At The Market Agreement dated May 26, 2021 (the “ATM Agreement”) (such price being the lowest price per share sold under the ATM Agreement to date), as of January 19, 2022, we may be required to issue in aggregate up to 2,133,594 shares of common stock, with no warrants, to any holders of Series B Preferred Stock who elect to exercise their Exchange Right into shares of common stock. In any event, we anticipate that we would convert any shares of Series C Preferred Stock to be issued pursuant to the Exchange Right into underlying shares of common stock immediately upon issuance.
To raise additional capital, we may in the future offer additional shares of common stock or other securities convertible into or exchangeable for our common stock at prices and other terms that may be more favorable to investors than the terms of the January 2021 offering that were previously approved by our stockholders. As a result, holders of Series B Preferred Stock may become entitled to exercise their Exchange Right in connection with that future offering. This may result in certain dilution to our stockholders and could afford our stockholders a smaller percentage interest in our voting power, liquidation value and aggregate book value. The existence of the Exchange Right may make it more difficult for us to consummate future offerings of our securities at a time and a price that we deem appropriate and may trigger the obligation for the Company to obtain stockholder approval in connection with our future offerings under certain Nasdaq Listing Rules and related guidance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, and any documents we incorporate by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:
•	our ability to regain compliance with the continued listing requirements of the Nasdaq Capital Market;
•
statements regarding the impact of the COVID-19 pandemic and its effects on our operations, access to capital, research and development and clinical trials and potential disruption in the operations and business of third-party vendors, contract research organizations (“CROs”), contract development and manufacturing organizations (“CDMOs”), other service providers, and collaborators with whom we conduct business;

•	availability of capital to satisfy our working capital requirements;
•	our current and future capital requirements and our ability to raise additional funds to satisfy our capital needs;
•	the effect of the announcement of the merger on the Company’s business relationships, operating results and business generally;
•	the integration and effects of our acquisitions, including the First Wave Acquisition, and other strategic transactions;
•	the effect of the reverse stock split on the resulting market price of our common stock and our ability to attract new investors, including institutional investors;
•	the accuracy of our estimates regarding expense, future revenue and capital requirements;
•	ability to continue operating as a going concern;
•	our plans to develop and commercialize our drug candidates, including the biologic adrulipase (formerly MS1819) and niclosamide;
•
our ability to initiate and complete our clinical trials and to advance our principal product candidates into additional clinical trials, including pivotal clinical trials, and successfully complete such clinical trials;

•	regulatory developments in the U.S. and foreign countries;
•	the performance of our third-party vendor(s), CROs, CDMOs and other third-party non-clinical and clinical development collaborators and regulatory service providers
•	our ability to obtain and maintain intellectual property protection for our core assets;
•	the size of the potential markets for our product candidates and our ability to serve those markets;
•	the rate and degree of market acceptance of our product candidates for any indication once approved;
•	the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;
•	the loss of key scientific, clinical and nonclinical development, and/or management personnel, internally or from one of our third-party collaborators;

•	the impact of the coronavirus (COVID-19) epidemic on our operations, and current and planned clinical trials, including, but not limited to delays in clinical trial recruitment and participation; and
•	other risks and uncertainties, including those listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein.
These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF TRANSACTIONS
On September 13, 2021, we and Merger Sub entered into a Merger Agreement with First Wave Bio. Pursuant to the Merger Agreement, we acquired First Wave Bio through the merger of Merger Sub with and into First Wave, with First Wave Bio surviving the merger as the surviving entity. The First Wave Acquisition closed on September 13, 2021. From and after the effective time of the First Wave Acquisition, the separate corporate existence of Merger Sub ceased and First Wave Bio continued its existence under the laws of the State of Delaware and became our wholly owned subsidiary.
As a result of the First Wave Acquisition, First Wave Bio equity securities have been converted into the right to receive the applicable pro rata share of an aggregate of approximately $22.0 million worth of consideration, consisting of (i) 624,025 shares of our common stock, based on a value of $4.0 million divided by the daily volume-weighted average sales price of our common stock on the five trading days preceding September 10, 2021, the date of the announcement of a 1-for-10 reverse stock split (the “Reverse Stock Split”), or $6.41 per share, as adjusted for the Reverse Stock Split, and (ii) approximately $18.0 million in cash, approximately $3.0 million of which was paid upon closing, and periodic installments of $500,000 per month payable from January 2022 through August 2022 and $1.0 million per month payable from September 2022 through July 2023.
For additional information, please refer to our current reports on Form 8-K filed on September 13, 2021 and November 16, 2021.

SELLING STOCKHOLDERS
This prospectus relates to the sale from time to time by the Selling Stockholders of up to 624,025 shares of our common stock issued as part of the merger consideration under the Merger Agreement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons and entities listed in the table below, and their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interests in shares of our common stock other than through a public sale.
The Selling Stockholders may sell some, all or none of its shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares.
The following table presents information regarding the Selling Stockholders and the shares that they may offer and sell from time to time under this prospectus. The number of shares common stock beneficially owned by the Selling Stockholders is determined under rules promulgated by the SEC. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.
Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering(1)(2)(3)	Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After this Offering(3)
			Number(3)	Percent(4)
Amy McGovern	1,951	1,951	—	*
Anthony Opipari(5)	18,261	18,261	—	*
Anthony Palmieri	968	968	—	*
Brian Sanchez	1,291	1,291	—	*
David Hoffman	80,222	80,222	—	*
Deborah Drachman	3,227	3,227	—	*
Doug Martin	15	15	—	*
Douglas M. Evans	8,066	8,066	—	*
Elissa J Sheppard Trust Under Agreement Dated 7/14/2000	3,227	3,227	—	*
Equity Trust Company Custodian FBO Howard Oremland IRA	968	968	—	*
Equity Trust Company Custodian FBO Leonard Oremland IRA	6,453	6,453	—	*
Gary D. Glick	86,545	86,545	—	*
Geraldine J. Heeney-Phelps	645	645	—	*
H. Martin Seidel	8,354	8,354	—	*
Howard Oremland and Cari Oremland Trust	1,613	1,613	—	*
Jay Feigus	9,680	9,680	—	*
Jeannie Clemens and Blake Clemens, as JTWROS	6,453	6,453	—	*
Jeffrey M. Factor	3,227	3,227	—	*
John A. Leupp and Kara A. Leupp, as JTWRS	12,906	12,906	—	*
Joseph Campisi	53	53	—	*
Kelly Carbone	3,227	3,227	—	*
Kenneth Breslauer	3,227	3,227	—	*
Kenneth Leet	8,408	8,408	—	*
Leonard & Robin Oremland, as JTWROS	24,535	24,535	—	*
Leonard Oremland	1,986	1,986	—	*
Luigi Franchi	31,528	31,528	—	*
May 2013 Trust	40,345	40,345	—	*
Meythaler Investment Partners, L.C.(6)	44,390	44,390	—	*
Michael Hill	43,325	43,325	—	*
Mike Kozminski and Linda Kozminski, tenancy by the entirety	32,266	32,266	—	*
New Direction IRA, Inc. FBO Tim Mayleben Roth IRA	3,227	3,227	—	*
Pavel Guguchev	8,066	8,066	—	*
PharMI Holdings, LLC(7)	1,449	1,449	—	*
Robert Blackwell	5,845	5,845	—

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering(1)(2)(3)	Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After this Offering(3)
			Number(3)	Percent(4)
Robert Heine	9,680	9,680	—	*
Rubi Opportunity LLC(8)	8,066	8,066	—	*
Stephen Davis	1,613	1,613	—	*
Xtra Alpha LLC(9)	98,717	98,717	—	*
*	Less than 1%
(1)
Except as noted below, beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All entries exclude beneficial ownership of shares issuable pursuant to warrants, options or other derivative securities that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of January 19, 2022.

(2)	Based upon the internal books and records of the Company.
(3)	Includes shares of common stock which are not being offered pursuant to this prospectus.
(4)
All percentage calculations are based on 14,855,848 shares of common stock outstanding as of January 19, 2022 and are rounded to the nearest tenth of a percent. Warrants, options or other derivative securities that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such securities for the purpose of calculating the percentage ownership of that person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

(5)	Anthony Opipari joined the Company's Scientific Advisory Board effective October 12, 2021.
(6)	As Managing Shareholder of Meythaler Investment Partners, L.C., Charles Meythaler holds sole voting and dispositive power over the shares held by such entity.
(7)	As Manager of PharMI Holdings, LLC, Steven K. Duddy holds sole voting and dispositive power over the shares held by such entity.
(8)	As Member of Rubi Opportunity LLC, Barry Rubinfield holds sole voting and dispositive power over the shares held by such entity.
(9)	As Managing Member of Xtra Alpha LLC, David Hoffman holds sole voting and dispositive power over the shares held by such entity.
Issuances of our common stock to the Selling Stockholders will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholders identified herein.

USE OF PROCEEDS
The common stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our common stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration.

PLAN OF DISTRIBUTION
The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby from time to time directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:
•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.
The Selling Stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.
In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock.
We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Our common stock is quoted on The Nasdaq Capital Market under the symbol “FWBI”.

DESCRIPTION OF SECURITIES
The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, and the Certificate of Designations and forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part , which are incorporated by reference herein.
General
Our authorized capital stock consists of:
•	50,000,000 shares of common stock, par value $0.0001 per share; and
•	10,000,000 shares of preferred stock, par value $0.0001.
As of January 19, 2022, there were 50,000,000 shares of common stock authorized, and 10,000,000 shares of preferred stock authorized, of which a series of 5,194.81 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and a series of 75,000 shares of Series C 9.00% Convertible Junior Preferred Stock (the “Series C Preferred Stock”) have been designated.
As of January 19, 2022, there were 14,855,848 shares of common stock issued and outstanding, approximately 662.25 shares of Series B Preferred Stock issued and outstanding and 0 shares of Series C Preferred Stock issued and outstanding.
The additional shares of our authorized capital stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change of control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended (the “Charter”), and our bylaws, as amended and restated (the “Bylaws”), both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.
Common Stock
Holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent). Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Our Charter and Bylaws, do not provide for cumulative voting rights.
Holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.
In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.
Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Transfer Agent
The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place, 1st Floor, Salt Lake City, Utah 84111, Tel: (801) 355-5740.
Preferred Stock
We currently have up to 10,000,000 shares of preferred stock, par value $0.0001 per share, authorized and available for issuance in one or more series. Our board of directors is authorized to divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of preferred stock. The board of may increase or decrease the number of shares initially fixed for any series, but no decrease may reduce the number below the shares then outstanding and duly reserved for issuance. As of January 19, 2022, approximately 5,194.81 shares were designated as Series B Preferred Stock, of which approximately 662.25 shares were issued and outstanding, and 75,000 shares were designated as Series C Preferred Stock, of which none were issued and outstanding. This leaves approximately 9,919,805.19 shares of preferred stock authorized but undesignated.
If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:
•	the title and stated value;
•	the number of shares offered, the liquidation preference per share and the purchase price;
•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption, if applicable;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;
•	voting rights, if any, of the preferred stock;
•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and
•
any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Series B Preferred Stock
Under the Certificate of Designations for the Series B Preferred Stock (the “Series B Certificate of Designations”), each share of Series B Preferred Stock will be convertible, at the holder’s option at any time, into our common stock at a conversion rate equal to the quotient of (i) the $7,700 stated value (the “Series B Stated Value”) divided by (ii) the initial conversion price of $7.70, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series B Certificate of Designations. In addition, if at any time after January 16, 2021, the six month anniversary of the date of the closing of our private placement transaction on July 16, 2020, the closing sale price per share of our common stock exceeds 250% of the initial conversion price, or $19.25, for 20 consecutive trading days, then all of the outstanding shares of Series B Preferred Stock will automatically convert (the “Automatic Conversion”) into such number of shares of our common stock as is obtained by multiplying the number of shares of Series B Preferred Stock to be so converted, plus the amount of any accrued and unpaid dividends thereon, by the Series B Stated Value per share and dividing the result by the then applicable conversion price.
The Series B Preferred Stock contains limitations that prevent the holder thereof from acquiring shares of our common stock upon conversion (including pursuant to the Automatic Conversion) that would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock outstanding immediately after giving effect to the conversion, which percentage may be increased or decreased at the holder’s election not to exceed 19.99%.

Each holder of shares of Series B Preferred Stock, in preference and priority to the holders of all other classes or series of our stock, is entitled to receive dividends, commencing from the date of issuance. Such dividends may be paid by us only when, as and if declared by our board of directors, out of assets legally available therefore, semiannually in arrears on the last day of June and December in each year, commencing December 31, 2020, at the dividend rate of 9.0% per year, which is cumulative and continues to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore. We may pay such dividends at our sole option either in cash or in kind in additional shares of Series B Preferred Stock (rounded down to the nearest whole share), provided we must pay in cash the fair value of any such fractional shares in excess of $100.00. Under the Series B Certificate of Designations, to the extent that applicable law or any of our existing contractual restrictions prohibit any required issuance of additional shares of Series B Preferred Stock as in-kind dividends or otherwise (“Additional Shares”), then appropriate adjustment to the conversion price of the Series B Preferred Stock shall be made so that the resulting number of conversion shares includes the aggregate number of shares of our common stock into which such Additional Shares would otherwise be convertible.
Under the Series B Certificate of Designations, each share of Series B Preferred Stock carries a liquidation preference equal to the Series B Stated Value (as adjusted thereunder) plus accrued and unpaid dividends thereon (the “Series B Liquidation Preference”).
In the event we effect any issuance of common stock or common stock equivalents for cash consideration, or a combination of units thereof (a “Subsequent Financing”), each holder of the Series B Preferred Stock has the right, subject to certain exceptions set forth in the Series B Certificate of Designations, at its option, to exchange (in lieu of cash subscription payments) all or some of the Series B Preferred Stock then held (with a value per share of Series B Preferred Stock equal to the Series B Liquidation Preference) for any securities or units issued in a Subsequent Financing on dollar-for-dollar basis. As a result, we may currently be required to issue additional shares of Series C Preferred Stock to any holders of Series B Preferred Stock who elect to exercise this right. Any shares of Series C Preferred Stock to be issued pursuant to this right would, upon issuance, be immediately converted into underlying shares of our common stock.
The holders of the Series B Preferred Stock, voting as a separate class, will have customary consent rights with respect to certain corporate actions by us. We may not take the following actions without the prior consent of the holders of at least a majority of the Series B Preferred Stock then outstanding: (a) authorize, create, designate, establish, issue or sell an increased number of shares of Series B Preferred Stock or any other class or series of capital stock ranking senior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation; (b) reclassify any shares of common stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series B Preferred Stock; (c) amend, alter or repeal our Charter or Bylaws and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; (d) issue any indebtedness or debt security, other than trade accounts payable, insurance premium financings and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase, or otherwise alter in any material respect the terms of any such indebtedness existing as of the date of first issuance of shares of Series B Preferred Stock; (e) redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any of our capital stock; (f) declare bankruptcy, dissolve, liquidate, or wind up our affairs; (g) effect, or enter into any agreement to effect, a Change of Control (as defined in the Series B Certificate of Designations); or (h) materially modify or change the nature of our business.
Series C Preferred Stock
Under the Certificate of Designations for the Series C Preferred Stock (the “Series C Certificate of Designations”), each share of Series C Preferred Stock will be convertible, at either the holder’s option or at our option at any time, into common stock at a conversion rate equal to the quotient of (i) the Series C Stated Value of $750 plus all accrued and accumulated and unpaid dividends on such share of Series C Preferred Stock divided by (ii) the initial conversion price of $7.50, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series C Certificate of Designations.
The Series C Preferred Stock contains limitations that prevent the holders thereof from acquiring shares of our common stock upon conversion that would result in the number of shares beneficially owned by any such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock outstanding immediately after giving effect to the conversion. As a result, the Series C Certificate of Designations provides for the issuance of pre-funded warrants to purchase shares of our common stock, with an exercise price of $0.001 per share and with no expiration date, if necessary to comply with this limitation.
Each holder of shares of Series C Preferred Stock, subject to the preference and priority to the holders of our Series B Preferred Stock, is entitled to receive dividends, commencing from the date of issuance of the Series C Preferred Stock. Such dividends may be paid only when, as and if declared by our board of directors, out of assets legally available therefore, quarterly in arrears on the last day of March, June, September and December in each year, commencing on the date of issuance, at the dividend rate of 9.0% per year. Such dividends are cumulative and continue to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore.
Under the Series C Certificate of Designations, each share of Series C Preferred Stock carries a liquidation preference equal to the Series C Stated Value plus accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon.
The holders of the Series C Preferred Stock have no voting rights. We may not take the following actions without the prior consent of the holders of at least a majority of the Series C Preferred Stock then outstanding: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Series C Certificate of Designations) senior to, or otherwise pari passu with, the Series C Preferred Stock, (c) amend our Charter or other charter documents in any manner that adversely affects any rights of the holders of the Series C Preferred Stock, (d) increase the number of authorized shares of Series C Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.
Transfer Agent and Registrar for Preferred Stock
The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.
Anti-Takeover Effects of Certain Provisions of Delaware Law and of Our Charter and Bylaws
Certain provisions of Delaware law, our Charter and Bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Law.
We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•
prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•
at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as any person that is:
•	the owner of 15% or more of the outstanding voting stock of the corporation;
•
an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.
Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.
Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.
Charter and Bylaws.
Provisions of our Charter and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.
Stockholder Action by Written Consent
Our Bylaws provide that our stockholders may take action by written consent or electronic transmission, setting forth the action so taken, signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting for such purpose.
Potential Effects of Authorized but Unissued Stock
We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.
The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Charter. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.
LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.
EXPERTS
The consolidated audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Mazars USA LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The 2020 and 2019 audited annual consolidated financial statements of First Wave BioPharma, Inc. (formerly known as AzurRx BioPharma, Inc.), as of and for the years ended December 31, 2020 and 2019, have been audited by Mazars USA LLP, independent registered public accounting firm. The audit report dated March 31, 2021 for the 2020 audited annual consolidated financial statements includes an explanatory paragraph which states that certain circumstances raise substantial doubt about our ability to continue as a going concern.
The auditors of First Wave Bio, Inc., Plante & Moran, PLLC, are independent certified public accountants with respect to the Company under the "Independence Rule" of the AICPA’s Code of Professional Conduct and its interpretations. The audited financial statements of First Wave Bio, Inc. as of and for each of the years ended December 31, 2020 and 2019 have been audited by Plante & Moran, PLLC and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith we file annual, quarterly, and other reports, proxy statements and other information with the Commission under the Exchange Act. Such reports, proxy statements and other information, including the Registration Statement, and exhibits and schedules thereto, are available to the public through the Commission’s website at www.sec.gov.
We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Commission.
We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the Commission at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www. firstwavebio.com/investors/regulatory-filings.
We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The following documents filed with the SEC are incorporated by reference into this prospectus:
•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 31, 2021;
•
our Quarterly Report on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021 filed on May 24, 2021, August 16, 2021, and November 15, 2021 (as amended on November 16, 2021), respectively;

•
our Current Report on Form 8-K, filed on January 4, 2021 (as amended on January 13, 2021), January 5, 2021, January 8, 2021, February 16, 2021, February 25, 2021, March 10, 2021, June 17, 2021, July 2, 2021, July 9, 2021, July 27, 2021, August 16, 2021, September 10, 2021, September 13, 2021, September 21, 2021, September 28, 2021, November 9, 2021, November 10, 2021, November 16, 2021, November 29, 2021, December 6, 2021, and January 14, 2022 (other than any portions thereof deemed furnished and not filed);

•
our definitive proxy statement on Schedule 14A, filed on November 19, 2021 (as supplemented by the Definitive Additional Materials filed on December 6, 2021, December 13, 2021, December 14, 2021, December 17, 2021, December 21, 2021, and January 7, 2022); and

•
the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on August 8, 2016, as supplemented and updated by the description of our capital stock set forth in Exhibit 4.19 of our Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 31, 2021, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

624,025 Shares
Common Stock

PROSPECTUS
We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.
Amount
SEC Registration Fee	$80
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	15,000
Transfer Agent and Registrar fees and expenses	2,000
Miscellaneous Expenses	2,000
Total expenses	$34,080
Item 15.	Indemnification of Directors and Officers.
Amended and Restated Bylaws
Pursuant to our bylaws, our directors and officers will be indemnified to the fullest extent allowed under the laws of the State of Delaware for their actions in their capacity as our directors and officers.
We must indemnify any person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) by reason of the fact that he is or was a director, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees) (“Expenses”) actually and reasonably incurred by him in connection with such Proceeding if: (a) he conducted himself in good faith, and: (i) in the case of conduct in his own official capacity with us, he reasonably believed his conduct to be in our best interests, or (ii) in all other cases, he reasonably believes his conduct to be at least not opposed to our best interests; and (b) in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.
We must indemnify any person made a party to any Proceeding by or in the right of us, by reason of the fact that he is or was a director, against reasonable expenses actually incurred by him in connection with such proceeding if he conducted himself in good faith, and: (a) in the case of conduct in his official capacity with us, he reasonably believed his conduct to be in our best interests; or (b) in all other cases, he reasonably believed his conduct to be at least not opposed to our best interests; provided that no such indemnification may be made in respect of any proceeding in which such person shall have been adjudged to be liable to us.
No indemnification will be made by unless authorized in the specific case after a determination that indemnification of the director is permissible in the circumstances because he has met the applicable standard of conduct.
Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by us in advance of the final disposition of such Proceeding in certain cases.
We have the power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent or is or was serving at our request as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the amended and restated bylaws.
Delaware Law
We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.
Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
Indemnification Agreements
As permitted by the Delaware General Corporation Law, we have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of us or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 16.	Exhibits
Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 2021, as amended on November 16, 2021).

3.2
Certificate of Amendment to the Certificate of Incorporation of the Registration (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 5, 2020).
4.1	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 filed with Amendment No 1. to Registration Statement on Form S-1, filed July 29, 2016).
5.1*	Opinion of Lowenstein Sandler LLP (filed herewith).
23.1*	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1) (filed herewith).
23.2*	Consent of Independent Registered Public Accounting Firm – Mazars USA LLP (filed herewith).
23.3*	Consent of Independent Registered Public Accounting Firm – Plante & Moran, PLLC (filed herewith).
24*	Power of Attorney (included in signature page).
*	Filed herewith.
Item 17.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(a)	If the registrant is relying on Rule 430B:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;
(c)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and
(d)	Any other communication that is an offer in the offering made by a registrant to the purchaser.
(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida on this 21st day of January, 2022.
FIRST WAVE BIOPHARMA, INC.

By:	/s/ James Sapirstein
	Name:	James Sapirstein
	Title:	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Sapirstein and Daniel Schneiderman, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ James Sapirstein	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 21, 2022
James Sapirstein

/s/ Daniel Schneiderman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 21, 2022
Daniel Schneiderman

/s/ Edward J. Borkowski	Director	January 21, 2022
Edward J. Borkowski

/s/ Charles Casamento	Director	January 21, 2022
Charles Casamento

/s/ Alastair Riddell	Director	January 21, 2022
Alastair Riddell

/s/ Gregory Oaks	Director	January 21, 2022
Gregory Oaks

/s/ Terry Coelho	Director	January 21, 2022
Terry Coelho